Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DAVID SHAEV PROFIT SHARING ACCOUNT (for the benefit of David Shaev)

Plaintiff,

v.

INTERVAL LEISURE GROUP, INC., CRAIG M. NASH, DAVID FLOWERS, VICTORIA L. FREED, GARY S. HOWARD, LEWIS J. KORMAN, THOMAS J. KUHN, JEANETTE E. MARBERT, THOMAS J. McINERNEY, THOMAS P. MURPHY, JR., AVY H. STEIN, and WELLS FARGO & COMPANY,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 10923-VCG

STIPULATION AND

ORDER OF DISMISSAL

WHEREAS, on April 20, 2015, Plaintiff David Shaev Profit Sharing Account (for the benefit of David Shaev) filed this action against Defendants Interval Leisure Group, Inc. (“Interval Leisure” or the “Company”), Craig M. Nash, David Flowers, Victoria L. Freed, Gary S. Howard, Lewis J. Korman, Thomas J. Kuhn, Jeanette E. Marbert, Thomas J. Mcinerney, Thomas P. Murphy, Jr., and Avy H. Stein (collectively, the “Director Defendants”), and Wells Fargo & Company (“Wells Fargo”);

WHEREAS, the complaint in this action (“Complaint”) alleges that, in connection with the inclusion of what Plaintiff has termed a “Dead Hand Proxy Put” provision in the Company’s Amended and Restated Credit Agreement, dated as of June 21, 2012 (the “Credit Agreement”), (i) the Director Defendants breached their fiduciary duties; and (ii) Wells Fargo, as administrative agent to the Credit Agreement, aided and abetted that alleged breach;

WHEREAS, the Complaint sought, among other things, a declaration from the Court that the “Dead Hand Proxy Put” provision was invalid, unenforceable, and severable from the Credit Agreement;

WHEREAS, on May 11, 2015, Interval Leisure notified Plaintiff that, on May 5, 2015, the requisite lenders approved an amendment deleting in its entirety clause (b) of the definition of “Change of Control” in Section 1.01 of the Credit Agreement (“Credit Agreement Amendment”);

WHEREAS, as a result of the Credit Agreement Amendment, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and Defendants state that they have agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses due to the costs of defense of that application and litigation risk associated therewith;

WHEREAS, the Court has not passed on the amount of the fees payable to counsel for Plaintiff.

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1.                                      The Company shall file this Stipulation and Order of Dismissal (“Order”) as an attachment to the Company’s next Form 10-Q following the entry of this Stipulation and Order of Dismissal.  The filing by the Company of this Order as an attachment to a Form 10-Q constitutes adequate notice for purposes of Rule 23(e) (the “Notice”);

2.                                      The Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above no later than five (5) calendar days after the Notice is publicly filed;

3.                                      Upon the filing of the Affidavit: (i) the action will be dismissed with prejudice as to Plaintiff, and without prejudice to all other Interval Leisure stockholders; (ii) the Register in Chancery is directed to close this case on the docket; and (iii) the Court will no longer retain any jurisdiction over this action.

4.                                      The Company shall pay to counsel for Plaintiff fees in the amount of $130,000 within five (5) calendar days of the date of the entry of the Order to an account designated by counsel for Plaintiff.

ROSENTHAL, MONHAIT & GODDESS, P.A.

/s/ Jessica Zeldin
OF COUNSEL:	Jessica Zeldin (# 3558)
919 Market Street, Suite 1401
Carl L. Stine	P.O. Box 1070
WOLF POPPER LLP	Wilmington, Delaware 19899-1070
Robert S. Plosky	(302) 656-4433
845 Third Avenue	Attorney for Plaintiff
New York, NY 10022
(212) 759-4600
WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Brad D. Sorrels
William B. Chandler, III (# 116)
Tamika Montgomery-Reeves (# 5783)
Brad D. Sorrels (# 5523)
222 Delaware Avenue, Suite 800
Wilmington, Delaware 19801
(302) 304-7600

Attorneys for Defendants Interval Leisure Group, Inc., Craig M. Nash, David Flowers, Victoria L. Freed, Gary S. Howard, Lewis J. Korman, Thomas J. Kuhn, Jeanette E. Marbert, Thomas J. Mcinerney, Thomas P. Murphy, Jr., and Avy H. Stein

POTTER ANDERSON & CORROON, LLP

/s/ T. Brad Davey
OF COUNSEL:	T. Brad Davey (# 5094)
Hercules Plaza, 6th Floor
Charles W. Cox	1313 N. Market Street
ALSTON & BIRD LLP	Wilmington, Delaware 19899
333 South Hope St., 16th Fl.	(302)984-6000
Los Angeles, CA 90071	Attorneys for Defendant Wells Fargo & Company

SO ORDERED this 28th day of July, 2015

/s/ Sam Glasscock III
Vice Chancellor